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               U.S. TRANSPORTATION SYSTEMS, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

                            EARNING/(LOSS) PER SHARE

                                                                            Years Ended December 31,

                                                                          1996                   1995
                                                                          ----                   ----
Average Shares Outstanding
Disregarding Outstanding Stock
Warrants and Options                                                  4,036,930                1,740,649

Effect of Stock Warrants and
Options Based on the Treasury
Stock Method Modified for the 20%
Test Using the Average Market Price
Which Approximates Year End Price                                       262,517                   39,933
                                                                  -------------               ----------
         SHARES OUTSTANDING                                           4,299,447                1,780,582
                                                                    ===========               ==========

         INCOME (LOSS) FROM
         CONTINUING OPERATIONS AS
         ADJUSTED FOR MODIFIED
         TREASURY STOCK METHOD                                     $ (4,008,564)              $  969,542
                                                                   ============               ==========

         INCOME (LOSS) PER SHARE
         FROM CONTINUING OPERATIONS                                        (.93)                     .54


         LOSS PER SHARE FROM DISCONTINUED
         OPERATIONS                                                        (.62)                    (.02)
                                                                  -------------               ----------

         NET INCOME (LOSS) PER SHARE                              $       (1.55)                $    .52
                                                                  =============               ==========
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                  This computation is submitted in accordance with Regulation
S-B, Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No.
15, Earnings per Share, in that its result is anti-dilutive in 1996.